                                    EXHIBIT 4.1


                             RIGHTS AND PREFERENCES OF
                                SERIES B CONVERTIBLE
                                  PREFERRED STOCK
                                         OF
                             SOLIGEN TECHNOLOGIES, INC.

       9 (c) The Series B Convertible Preferred Stock ("Series B Preferred Stock") shall consist of eight million four hundred twenty-five thousand (8,425,000) shares having the following particular rights and preferences:


(i) DIVIDENDS. Holders of shares of Series B Preferred Stock shall not be entitled to any fixed or guaranteed dividends, nor to any cumulative dividend rights, but shall be entitled to receive out of the earnings and assets of the Corporation only such dividends as may be lawfully declared on such dates or may be determined in the discretion of the Board of Directors. No dividend or other distribution whatsoever shall be declared or paid on Common Shares or Preferred Shares ranking junior to the rights of the Series B Preferred Stock unless a dividend or other distribution shall be simultaneously paid on each outstanding share of Series B Preferred Stock which is equal to or greater than the product of (i) the dividend or distribution proposed to be declared or paid on each share of Common Shares or such junior Preferred Shares (on an as-converted to Common Shares basis) times (ii) the number of Common Shares into which each such share of Series B Preferred Stock is then convertible under Subsection 9(c)(iii) below. In any event, no dividend or other distribution shall be paid at any time on Series B Preferred Stock, on any other class or series of Preferred Shares, or on Common Shares which would have the effect of reducing the net assets of the Corporation below the aggregate preferential amount (determined in accordance with Subsection 9(c)(ii) below) payable to holders of Series B Preferred Stock upon liquidation or dissolution of the Corporation.

(ii)   LIQUIDATION.

       (a) LIQUIDATION PREFERENCES. Upon liquidation or dissolution of the Corporation, whether voluntary or involuntary, each share of Series B Preferred Stock shall entitle its holder to receive, out of the assets of the Corporation available for distribution to shareholders, whether from capital, surplus or earnings, and before any distribution of such assets to the holders of Common Shares or Preferred Shares ranking junior to the rights of the Series B Preferred Stock, a liquidation preference of twenty cents ($0.20) per share (as adjusted for stock splits, dividends, consolidations, recapitalizations and similar events), plus any unpaid dividends declared pursuant to Subsection 9(c)(i) above. If the assets of the Corporation available for distribution to shareholders are insufficient to satisfy in full the liquidation preferences for Series B Preferred Stock and all the other classes or series of Preferred Shares entitled to a stated liquidation preference, then the holders of Series A and Series B Preferred Stock shall share ratably in such distribution in proportion to their respective stated liquidation preferences, and within each such series, each holder shall be entitled to receive the same distribution for each share of such series. After setting apart or paying in full the liquidation preferences on Series A and Series B


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Preferred Stock, further distribution of the remaining available assets shall be made pro rata to the holders of any other classes or series of Preferred Shares entitled to a stated preference on liquidation, and then pro rata to the holders of Common Shares.

       (b) DEEMED LIQUIDATIONS. The sale of all or substantially all of the Corporation's assets, or the acquisition of the Corporation by another entity by means of merger, consolidation, share exchange, reorganization or otherwise, pursuant to which shares of the Corporation's capital stock are converted into cash, securities or other property of the acquiring entity or any of its affiliates, shall be regarded as a liquidation within the meaning of this Subsection 9(c)(ii); PROVIDED, HOWEVER, that each holder of Series B Preferred Stock shall have the right to elect the benefits of the provisions of Subsection 9(c)(iii) or other applicable conversion provisions in lieu of receiving payment of the liquidation preference in the event of the liquidation, dissolution or winding up of the Corporation pursuant to this Subsection 9(c)(ii); PROVIDED, FURTHER, that this provision shall not apply if the holders of the Corporation's voting capital stock immediately prior to such merger, consolidation, share exchange or reorganization beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the capital stock of the corporation resulting from such merger, consolidation, share exchange or reorganization.

       (c) NONCASH DISTRIBUTION. Whenever the distribution provided for in this Subsection 9(c)(ii) shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Corporation's Board of Directors.

(iii)  CONVERSION.

       (a) AUTOMATIC CONVERSIONS. At any time or times, part or all of any holder's shares of Series B Preferred Stock may be converted into Common Shares at the conversion price then in effect, in the manner specified below, and upon delivery by the holder thereof of written notice of conversion, specifying the number of such shares to be converted, to the Corporation at its principal business offices (or at the office of any transfer agent for shares of Series B Preferred Stock or Common Shares), accompanied by the certificate or certificates for the shares to be converted, duly endorsed in blank or accompanied by signed instruments appropriate for the transfer thereof. In addition, all of the outstanding shares of Series B Preferred Stock shall, at the election of the Corporation's Board of Directors, be automatically converted into Common Shares in the manner specified below upon the occurrence of either of the following events (an "Automatic Conversion Event"):

              (1) Immediately prior to such time as the Corporation shall close a firm commitment underwritten public offering of Common Shares pursuant to a registration statement filed pursuant to the Securities Act of 1933, as amended, ("Securities Act") in which the Corporation receives gross proceeds of at least ten million dollars ($10,000,000) and at a price equal to or greater than one dollar ($1.00) per share (adjusted for stock splits, dividends, consolidations, recapitalizations, and similar events); or

              (2) At any such time as (a) the Common Shares shall have traded above one dollar ($1.00) per share (as adjusted for stock splits, dividends, consolidations, recapitalizations


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and similar events) for sixty (60) consecutive trading days on a national securities exchange or NASDAQ, or (b) the closing bid price for the Common Shares quoted by an established quotation service for over-the-counter securities shall be above one dollar ($1.00) per share (as adjusted for stock splits, dividends, consolidations, recapitalizations and similar events) for sixty (60) consecutive trading days; and the cumulative trading volume of the Common Shares during such sixty (60) consecutive trading days is equal to or greater than one million (1,000,000) Common Shares, if traded on a national securities exchange, or one million five hundred thousand (1,500,000) Common Shares, if traded on NASDAQ or traded over-the-counter.

       (b) CONVERSION PROCEDURES. The Common Shares (or other shares, securities or property) into which the outstanding shares of Series B Preferred Stock are convertible as computed in this Subsection 9(c)(iii) shall, promptly after delivery to the Corporation of written notice of any conversion election, or promptly after the occurrence of any Automatic Conversion Event, and upon surrender to the Corporation of the certificates representing the Series B Preferred Stock to be converted, duly endorsed in blank or accompanied by signed instruments appropriate for transfer, be issued and delivered as soon as practicable to the holders of Series B Preferred Stock in due and proper form, and shall be fully paid and nonassessable; as to any portion of the shares so surrendered which are not subject to such conversion election, the Corporation shall promptly issue to the holder thereof a certificate in due and proper form representing the shares of Series B Preferred Stock which have not been so converted. Conversion shall be deemed to have been made at the close of business on the date that notice of such written election was given by the holder, or on the date that the Corporation's Board of Directors elected to declare an Automatic Conversion Event, irrespective of the date on which such surrender or issuance may occur, and as of such election date each such holder shall be deemed to have become the record holder of such respective number of Common Shares (or other shares, securities or property), and the Series B Preferred Stock so converted shall be deemed forthwith cancelled and shall not thereafter be deemed authorized or subject to reissuance. No adjustment shall be made in the number of Common Shares issuable upon conversion to reflect declared, but unpaid, dividends on Series B Preferred Stock, but such dividends for which the payment date has passed shall be paid in cash as of the date of conversion of the shares of Series B Preferred Stock as to which they are owing. The Corporation shall not be required to issue any fraction of Common Shares upon conversion of Series B Preferred Stock; if any fraction of Common Shares would, except for the foregoing clause, be issuable to any holder on the conversion of Series B Preferred Stock, the Corporation shall pay to each holder of such converted Series B Preferred Stock an amount in cash equal to the then current fair market value of such fractional interest.

       (c) CONVERSION RATES. The number of Common Shares issuable with respect to any share of Series B Preferred Stock shall be determined by dividing twenty cents ($0.20) by the conversion price then in effect at the time of conversion for such series (the "Series B Conversion Price"), which shall initially be twenty cents ($0.20).

       (d) ADJUSTMENT OF SERIES B CONVERSION PRICE UPON ISSUANCE OF COMMON SHARES OR CONVERTIBLE SECURITIES. Except as provided in Subsection 9(c)(iii)(e), if, after the first date that a share of Series B Preferred Stock is issued, the Corporation shall issue or sell, or, in accordance with Subsections 9(c)(iii)(d)(1) through 9(c)(iii)(d)(5), is deemed to have issued or sold, any Common Shares, or any stock or security convertible into or exchangeable for Common Shares,


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without consideration or for a consideration per share less than the per-share "Fair Market Value" of the Common Shares as of the end of the day immediately preceding such issuance or sale, or deemed issuance or sale in accordance with Subsections 9(c)(iii)(d)(1) through 9(c)(iii)(d)(5), then, forthwith upon each such issue or sale or deemed issuance or sale, the Series B Conversion Price shall be reduced to the price determined by dividing (i) an amount equal to the sum of (x) the number of Common Shares of the Corporation outstanding immediately prior to such issue or sale (including the number of Common Shares issuable pursuant to exercise of all outstanding options and warrants and the conversion of all of the outstanding Preferred Shares at the then existing conversion prices) multiplied by the then existing Series B Conversion Price plus (y) the consideration, if any, received by the Corporation upon such issue or sale, by (ii) the sum of the number of Common Shares outstanding immediately after such issue or sale (including the Common Shares issuable pursuant to conversion or exchange of the securities or stock issued or sold in such issue or sale) plus the number of Common Shares issuable pursuant to exercise of all outstanding options and warrants and the conversion of all of the outstanding Preferred Shares at the conversion prices existing before such issue or sale. "Fair Market Value" shall mean (i) if the Common Shares are publicly traded, then (a) if the Common Shares are then traded on a national securities exchange on the date in question, the average of the high and low prices of the Common Shares on the principal national securities exchange on which the Common Shares are traded; (b) if the Common Shares are then traded on the NASDAQ National Market System on the date in question, the last reported per-share sales price of the Common Shares on the NASDAQ National Market System; or (c) if the Common Shares are then traded on the over-the-counter market on the date in question, the last reported per-share sales price; PROVIDED THAT if there have been no sales reported in the most recent two trading days at the time of determination, then the closing bid price (or average of bid prices) last quoted by an established quotation service for over-the-counter securities, or (ii) if the Common Shares are not publicly traded on the date in question, then the per-share fair market value of the Common Shares as determined in good faith by the Corporation's Board of Directors, after taking into consideration all factors that it deems appropriate, including, without limitation, recent sale and offer prices of the Common Shares in private transactions negotiated at arm's length.

       For purposes of this Subsection 9(c)(iii)(d), the following Subsections 9(c)(iii)(d)(1) to 9(c)(iii)(d)(5) shall also be applicable:

              (1) ISSUANCE OF RIGHTS OR OPTIONS. In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any options, warrants or other rights to subscribe for or to purchase Common Shares or any stock or security convertible into or exchangeable for Common Shares (such options, warrants and rights being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Shares is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii)


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the Common Shares issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the per-share Fair Market Value of the Common Shares as of the end of the day immediately preceding the granting of such Options, then the total maximum number of Common Shares issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities shall be deemed to have been issued for such price per share as of the date of granting of such Options. Except as otherwise provided in Subsection 9(c)(iii)(d)(3), no adjustment of the Series B Conversion Price shall be made upon the actual issuance of the Common Shares or Convertible Securities upon exercise of such Options or upon the actual issuance of such Common Shares upon conversion or exchange of such Convertible Securities.

              (2) ISSUANCE OF CONVERTIBLE SECURITIES. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which the Common Shares are issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of Common Shares issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the per-share Fair Market Value of the Common Shares as of the end of the day immediately preceding such issuance or sale, then the Common Shares issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issuance or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, PROVIDED that (a) except as otherwise provided in Subsection 9(c)(iii)(d)(3), no adjustment of the Series B Conversion Price shall be made upon the actual issuance of such Common Shares upon conversion or exchange of such Convertible Securities and (b) if any such issuance or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Series B Conversion Price have been or are to be made pursuant to other provisions of this Subsection 9(c)(iii)(d), no further adjustment of the Conversion Price shall be made by reason of such issuance or sale.

              (3) CHANGE IN OPTION PRICE OR CONVERSION RATE. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in Subsection 9(c)(iii)(d)(1), or the rate at which Convertible Securities referred to in Subsection 9(c)(iii)(d)(2) are convertible into or exchangeable for Common Shares shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Series B Conversion Price in effect at the time of such event shall forthwith be readjusted to the Series B Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; and on the expiration of any such Option or termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which should have been in effect


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at the time of such expiration or termination had such Option or Convertible
Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

              (4) CONSIDERATION FOR SHARES. In case any Common Shares, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case Common Shares, Options or Convertible Securities shall be issued or sold for a consideration in whole or in part other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair market value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issuance or sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation.

              (5) RECORD DATE. In case the Corporation shall take a record of the holders of its Common Shares for the purpose of entitling them
(i) to receive a dividend or other distribution payable in Common Shares, Options or Convertible Securities, or (ii) to subscribe for or purchase Common Shares, Options or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the Common Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be, and, in each such case, the number of Common Shares into which shares of Series B Preferred Stock may be converted shall be increased in proportion to the increase (through such dividend or distribution) in the number of outstanding Common Shares, by reducing the Series B Conversion Price in the same proportion.

       (e) CERTAIN ISSUES OF COMMON SHARES EXCEPTED. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Series B Conversion Price pursuant to Subsection 9(c)(iii)(d) in the case of the issuance of: (i) up to an aggregate of four million nine hundred and ninety thousand (4,990,000) Common Shares (appropriately adjusted for stock splits, dividends, consolidations, recapitalizations and similar events), pursuant to the Corporation's 1993 Stock Option Plan, as amended; (ii) up to an aggregate of five million six hundred eighty-six thousand, five hundred (5,686,500) Common Shares (appropriately adjusted for stock splits, dividends, consolidations, recapitalizations and similar events) pursuant to the exercise of outstanding warrants; and (iii) such other securities as the holders of sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series B Preferred Stock shall agree in writing may be issued without causing an adjustment in the Series B Conversion Price.

       (f) SUBDIVISION OR COMBINATION OF COMMON SHARES. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding Common Shares into a greater number of shares, without making a corresponding subdivision of the outstanding shares of Series B Preferred Stock, then the Series B Conversion Price in effect


                                       6
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immediately prior to such subdivision shall be proportionately reduced.
Conversely, in case the outstanding Common Shares shall be combined into a smaller number of shares without a corresponding adjustment to the number of outstanding shares of Series B Preferred Stock, then the Series B Conversion Price in effect immediately prior to such combination shall be proportionately increased.

       (g) OTHER DISTRIBUTIONS. If the Corporation shall declare a distribution payable in securities of other persons (including, but not limited to, spin-offs of a business whereby, for example, an asset of the Corporation is contributed to a subsidiary which is spun-off to the Corporation's shareholders), evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Subsection 9(c)(iii)(h), then, in each such case for the purpose of this Subsection 9(c)(iii)(g), the holders of the Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of Common Shares into which their shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Shares entitled to receive such distribution.

       (h) REORGANIZATION OR RECLASSIFICATION. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Shares shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Shares, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series B Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the Common Shares immediately theretofore receivable upon the conversion of such shares of Series B Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Series B Preferred Stock equal to the number of Common Shares immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

       (i) NOTICE OF ADJUSTMENT. Upon any adjustment of the Series B Conversion Price, then, and in each such case, the Corporation shall give written notice thereof as soon as practicable thereafter, by first class, registered or certified mail, postage prepaid, return receipt requested, or by telecopier (to be promptly followed by notice sent by registered or certified mail, return receipt requested, as set forth above), addressed to each holder of shares of Series B Preferred Stock, as the case may be, at the address of such holder as shown on the books of the Corporation, which notice shall state the conversion rate resulting from such adjustment and the manner in which such calculation was made.

       (j) SHARES TO BE RESERVED. The Corporation will at all times reserve and keep available out of its authorized, but unissued, Common Shares, solely for the purpose of issuance upon the conversion of Series B Preferred Stock as herein provided, such number of Common Shares as shall then be issuable upon the conversion of all outstanding shares of Series B Preferred Stock. The Corporation covenants that all Common Shares which shall be so issued


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shall be duly and validly issued, fully paid, nonassessable and free from all taxes, liens and charges with respect to the issue thereof. The Corporation will take such action as may be necessary to assure that all Common Shares may be so issued without violation of any applicable law or regulation, or of any requirement of any securities exchange upon which the Common Shares may be listed.

       (k) ISSUE TAX. The issuance of certificates for Common Shares upon conversion of Series B Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder (or its affiliate) of the Series B Preferred Stock.

(iv)   VOTING.

       (a) SHAREHOLDER VOTING. Holders of the outstanding Series B Preferred Stock shall be entitled to cast, on all matters submitted to a vote of all of the shareholders of the Corporation (including in the election of directors, except as set forth in Subsections 9(b)(iv) and 9(b)(v)) and on which shareholders are entitled to vote under the provisions of the Wyoming Business Corporation Act, that number of votes equal to the number of Common Shares into which such outstanding Series B Preferred Stock is then convertible under Subsection 9(c)(iii) at the record date for the determination of shareholders entitled to vote on such matter, and with respect to such vote, shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of this Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the aforementioned formula (after aggregating all shares into which shares of Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half rounded upward to one). In addition to their right to elect the Series B Director, as provided below, and except as set forth in Subsections 9(b)(iv) and 9(b)(v), holders of Series B Preferred Stock shall vote together with the holders of Series A Preferred Stock and Common Shares on all such matters except as otherwise provided herein.

       (b)    SERIES B DIRECTOR.

              (1) Upon the issuance of Series B Preferred Stock, the Corporation shall name to its Board of Directors a director identified to it by Larry Gordon, the Series B Preferred Stock representative; provided that such director is reasonably acceptable to the Corporation. Thereafter, and for so long as more than fifty percent (50%) of all shares of Series B Preferred Stock issued by the Corporation shall be outstanding, the holders of the Series B Preferred Stock, voting as a separate voting group, shall be entitled to elect one (1) director to the Corporation's Board of Directors ("Series B Director") at the annual meeting of the Corporation's shareholders and otherwise if there is a vacancy of the directorship held by the Series B Director. If the aforementioned minimum outstanding shares requirement has been met, then at any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the outstanding shares of Series B Preferred Stock shall constitute a quorum of such shares for the election of the director to be elected.

              (2) Except as otherwise provided by law, the Series B Director shall be


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elected by a majority of the votes cast by the Series B Preferred Stock at a meeting of shareholders at which a quorum is present. Provided that the minimum outstanding shares requirement in Subsection 9(c)(iv)(b)(1) is met, any vacancy in any directorship elected by the holders of Series B Preferred Stock shall be filled only by the vote or written consent of the holders of a majority of the then outstanding shares of Series B Preferred Stock. Any director who shall have been elected by the holders of Series B Preferred Stock may be removed from office, whether with or without cause, only by the vote or written consent of the holders of a majority of the then outstanding shares of Series B Preferred Stock.

       (c) NONCOMPLIANCE. If the Corporation fails to comply with Subsections 9(c)(iv)(b), then, in addition to any other legal remedies available to the holders of the Series B Preferred Stock, the number of directors that the holders of the then outstanding shares of Series B Preferred Stock shall be entitled to elect under Subsection 9(c)(iv)(b) shall be increased to a total of three (3) directors, effective immediately upon such noncompliance and for as long as such noncompliance exists.

(v) RESTRICTIONS. For so long as more than fifty percent (50%) of all shares of Series B Preferred Stock issued by the Corporation shall be outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Articles of Incorporation, and in addition to any other vote required by law or the Articles of Incorporation, the Corporation will not take any of the following actions without the approval of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) as a separate voting group:

       (a) Engage in any transaction resulting in a "Change of Control ("Change in Control" shall mean and occur when (i) any "person" as such term is defined in Section 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, is or becomes a beneficial owner (within the meaning of rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Corporation, representing fifty-one percent (51%) or more of the combined voting power of the Corporation's then outstanding securities; or (ii) the shareholders of the Corporation approve a reorganization, merger or consolidation of the Corporation with any other corporation or entity, other than a reorganization, merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty-one percent (51%) of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such reorganization, merger or consolidation; or (iii) the shareholders of the Corporation approve a plan of complete liquidation, dissolution or winding up of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of its assets);

       (b) Pay or declare any dividends or make any distribution with respect to any holder of Common or Preferred Shares junior to the Series B Preferred Stock ;

       (c) Redeem or otherwise repurchase any shares of Common or Preferred Shares junior to the Series B Preferred Stock; or

       (d) Enter into any transactions with any of its affiliates, unless each such transaction is on terms at least as favorable as those available to the Corporation from disinterested third parties and such transaction is approved by the Board of Directors, including the Series B Director (provided that the Series B Director is not an interested party in such transaction); or

       (e) Unless approved by the Board of Directors and the Series B Director, (i) increase the number of Common Shares available under the Corporation's 1993 Stock Option Plan, as amended, by more than an aggregate of three million (3,000,000) Common Shares (appropriately adjusted for stock splits, dividends, consolidations, recapitalizations and similar events); (ii) issue or grant more than an aggregate of five million six hundred eighty-five thousand, five hundred (5,685,500) Common Shares (appropriately adjusted for stock splits, dividends, consolidations, recapitalizations and similar events) pursuant to the exercise of outstanding warrants; and (iii) issue or grant other rights to purchase Common Shares, pursuant to an employment compensation plan.

(vi) SINKING FUND. There shall be no sinking fund provision for the payment of dividends, liquidation preferences, or redemption of the shares of Series B Preferred Stock.

(vii)  REDEMPTION OF SERIES B PREFERRED STOCK.

       (a) MANDATORY REDEMPTION. If a Change of Control (as defined in Subsection 9(c)(v)(a)) has occurred, the Corporation shall offer to redeem all of the outstanding shares of Series B Preferred Stock for cash, at a price per share equal to one hundred and fifty percent (150%) of the liquidation preference for Series B Preferred Stock under Subsection 9(c)(ii)(a), plus any declared, but unpaid, dividends under Subsection 9(c)(i), by providing each holder of Series B Preferred Stock with written notice of such redemption ("Redemption Offer Notice") within thirty (30) days of such Change of Control. If any holder of Series B Preferred Stock does not elect in writing within twenty (20) days of the date of the Redemption Offer Notice ("Election Period") to have all of such holder's shares of Series B Preferred Stock redeemed, then, with respect to the holder's unredeemed shares of Series B Preferred Stock, such holder's mandatory redemption rights hereunder shall terminate as to such Change of Control event. If any of the holders of the outstanding shares of Series B Preferred Stock elects redemption before the expiration of the Election Period, then the Corporation shall notify such holder of the redemption within ten (10) days following the end of the Election Period ("Mandatory Redemption Notice"). Within ten (10) days of the receipt of the Mandatory Redemption Notice, such holder shall surrender to the Corporation the certificate(s) representing such shares of Series B Preferred Stock to be redeemed duly endorsed for transfer to this Corporation, and upon receipt of such certificates, the Corporation shall pay the redemption price for such shares to the order of the person whose name appears on such certificate(s) as the owner thereof, and each surrendered certificate shall be cancelled. As to any portion of the shares of Series B Preferred Stock so surrendered which are not subject to such holder's redemption election, the Corporation shall promptly issue to the person whose name appears on such certificate(s) a certificate in due and proper form representing the shares of Series B Preferred Stock which have not been redeemed. When the redemption price is paid, all rights in respect of the


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redeemed shares of Series B Preferred Stock shall cease and terminate, and such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

       (b) OPTIONAL REDEMPTION. If from and after one year of the date the first share of Series B Preferred Stock is sold and issued by the Corporation, the Common Shares shall have traded above seventy-five cents ($0.75) per share (as adjusted for stock splits, dividends, consolidations, recapitalizations and similar events) for sixty (60) consecutive days on a national securities exchange or NASDAQ, or the closing bid price quoted by an established quotation service for over-the-counter securities shall be above seventy-five cents ($0.75) for sixty (60) consecutive days, then the Corporation shall have the right, but not the obligation, to redeem all of the outstanding shares of Series B Preferred Stock for cash, at a price per share equal to one hundred and fifty percent (150%) of the liquidation preference for Series B Preferred Stock under Subsection 9(c)(ii)(a), plus any declared, but unpaid, dividends under Subsection 9(c)(i), by providing each holder of Series B Preferred Stock with written notice of such redemption not less than thirty (30) days prior to the scheduled date of redemption ("Optional Redemption Notice"). In the event of such redemption, and prior to the scheduled date of redemption, holders of Series B Preferred Stock shall surrender to the Corporation the certificate(s) representing such shares of Series B Preferred Stock to be redeemed duly endorsed for transfer to this Corporation, and upon receipt of such certificates, the Corporation shall pay the redemption price for such shares to the order of the person whose name appears on such certificate(s) as the owner thereof, and each surrendered certificate shall be cancelled. When the redemption price is paid, all rights in respect of redeemed shares of Series B Preferred Stock shall cease and terminate, and such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation. Nothing herein contained in this Subsection 9(c)(vii)(b) shall prohibit any holder of Series B Preferred Stock from electing the benefits of the provisions of Subsection 9(c)(iii) or other applicable conversion provisions prior to the scheduled date of redemption.

       (c) NONCOMPLIANCE/CONVERSION PRICE ADJUSTMENT. If (i) any of the holders of Series B Preferred Stock elects redemption under Subsection 9(c)(vii)(a) and complies with the provisions therein; and (ii) the Corporation fails to redeem any of such holder's shares of Series B Preferred Stock as required therein, then the Series B Conversion Price for those unredeemed shares of Series B Preferred Stock shall be reduced by one percent (1%) on the seventh
(7th) day following such noncompliance and by an additional one percent (1%) every seven (7) days thereafter until the redemption has been made.

(viii) NONCOMPLIANCE WITH REGISTRATION RIGHTS/CONVERSION PRICE ADJUSTMENT. If all of the conditions set forth in Section 5.1 of that certain Investor Rights Agreement between the Corporation and the holders of Series B Preferred Stock have been met and the Corporation fails to comply with the registration rights provisions set forth in such Section 5.1, then the Series B Conversion Price for those shares of Series B Preferred Stock which the Corporation has failed to register shall be reduced by one percent (1%) on the seventh (7th) day following such noncompliance and by an additional one percent (1%) every seven (7) days thereafter until the registration of such shares has been made.


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